Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Internet Capital Group, Inc.

610.727.6900

ir@internetcapital.com

INTERNET CAPITAL GROUP RETIRES REMAINING OUTSTANDING

CONVERTIBLE DEBT

Wayne, PA – February 13, 2007 – Internet Capital Group, Inc. (Nasdaq: ICGE) today announced that it has retired all of its outstanding 5% convertible notes. The notes were due to mature in April 2009 and were convertible into shares of ICG Common Stock at a price of $9.108 per share. Pursuant to agreements with the remaining holders of the notes, ICG repurchased $26.6 million face amount of notes for approximately $37.1 million, plus accrued interest. By repurchasing the notes, ICG removed the future dilutive effect of the approximately 2.9 million shares of Common Stock into which the notes could have been converted. Additionally, the elimination of restrictive covenants related to the notes provides ICG with greater flexibility with respect to potential uses of its capital.

“We are very pleased to report that, for the first time since 1999, ICG is free of debt,” said Walter Buckley, ICG’s chairman and CEO. “Through the prudent use of our capital, we have removed the burden of debt from our balance sheet. As we execute on our strategy to acquire and build leading on-demand companies, we will continue to evaluate the best use of our capital, as it relates to the creation of stockholder value, without debt-imposed restrictions.”

About Internet Capital Group

Internet Capital Group (www.internetcapital.com) acquires and builds Internet software companies that drive business productivity and reduce transaction costs between firms. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of these platform companies, which deliver on-demand software and service applications to customers worldwide.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in partner companies, the effect of economic conditions generally, capital spending by customers, development of the e-commerce and information technology markets, and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.